SmartFinancial Inc. & Cornerstone Bancshares, Inc. Combination Proforma Balance Sheet June 16, 2015	Smart March 31, 2015 Actual	Cornerstone March 31, 2015 Actual	Fair Value Adjustments, Net	Capital Raise Adjustments, Net		Pro Forma March 31, 2015 Combined
Assets:
Cash and cash equivalents	$41,248	$25,446	$(1,500)	7,318	g,j	$72,512
Investment securities available-for-sale, fair value	92,321	85,093	-	-		177,415
Investment securities held-to-maturity, amortized cost	-	24	-	-		24
Loans, net of deferred fees	371,411	296,033	(6,584)	-	a,c	660,860
Allowance for loan losses	(3,915)	(3,657)	3,656	-	c	(3,916)
						-
Net loans	367,495	292,377	(2,928)	-	a	656,944
Bank premises and equipment, net	16,383	6,297	2,500	-	d	25,180
Other real estate owned	4,170	8,523	(1,000)	-	e	11,693
Goodwill	-	-	394	-	f	394
Deferred tax asset, net	-	1,801	216	-	b	2,017
Bank owned life insurance	-	1,258	-	-		1,258
Core deposit intangibles	258	-	2,483	-	a	2,741
Other assets	5,132	5,191	-	-		10,324
						-
Total Assets	$527,009	$426,010	$165	$7,318		$960,502
						-
Liabilities and Shareholders’ Equity:
Liabilities:
Deposits—noninterest-bearing	$58,006	$56,620	$-	$-		$114,626
Deposits—interest-bearing	408,554	276,577	1,029	-	a	686,161
						-
Total deposits	466,561	333,199	1,029	-		800,789
Securities sold under repurchase agreements	4,607	19,510	-	-		24,116
Other borrowings	-	31,000	461	8,000	a,j	39,461
Other liabilities	(863)	1,376	-	-		513
						-
Total liabilities	470,303	385,084	1,490	8,000		864,877
Shareholders’ Equity:
Preferred Stock	12,000	14,982	-	(14,982)	j	12,000
Common Stock	2,966	6,638	9,490	4,054	h.i,j	23,148
Additional paid in capital	30,524	21,903	(11,911)	10,246	h,i,j	50,762
Retained earnings (deficit)	11,013	(2,945)	1,445	-	f,g,h	9,513
Accumulated other comprehensive income (loss)	202	349	(349)	-	h	202
						-
Total shareholders’ equity	56,705	40,927	(1,325)	(682)		95,626
						-
Total Liabilities and Shareholders’ Equity	$527,009	$426,010	$165	$7,318		$960,502

Book Value / share						3.61
Tangible Book Value / share						3.48
Tangible Book Value / fully diluted share						3.31

	PRO FORMA ADJUSTING ENTRIES (BALANCE SHEET):	Debit	Credit
a.	Loans—fair value adjustment and credit mark above allowance	$-	2,928
a.	Core deposit premium	2,483	-
a.	Deposits—interest-bearing	-	1,029
a.	FHLB—fair value adjustment	-	461
b.	Deferred tax assets	-	1,803
b.	Deferred tax assets	2,019	-
c.	Allowance for loan losses	3,656	-
c.	Loans	-	3,656
d.	Fixed assets	2,500	-
e.	Other Real Estate	-	1,000
f.	Bargain purchase gain	394	-
g.	Cash	-	1,500
g.	Retained earnings	1,500	-
h	Retained earnings	-	2,945
h	Common stock	6,638	-
h	Additional paid in capital	21,903	-
h	Accumulated other comprehensive income (loss)	349	-
i	Common stock	-	16,128
i	Additional paid in capital	-	9,992
j	Common stock	-	4,054
j	Additional paid in capital	-	10,246
j	Cash	7,318	-
j	Preferred Stock	14,982	-
j	Other Borrowings	-	8,000
		$63,742	$63,742

Additional Notes:

•	The numbers of shares of common stock of Cornerstone Bancshares, Inc. and SmartFinancial, Inc. outstanding as of March 31, 2015 were 6,637,941 and 2,965,783, respectively.

•	Between 12/31/14 and 3/31/15, Cornerstone Bancshares, Inc. options to acquire 47,910 shares at an exercise price of $9.23 were forfeited, SmartFinancial, Inc. options to acquire 511 shares at an exercise price of $11.00 were forfeited, and SmartFinancial, Inc. options to acquire 500 shares at an exercise price of $15.00 were forfeited.

•	The foregoing adjustments assume a market price per share of Cornerstone Bancshares, Inc. common stock of $3.75 which represents the average market price per share during the month of June 2015 as of June 17, 2015.

•	Based on management’s judgment and evaluation of information as of June 17, 2015, the proforma balance sheet adjustments were amended as follows: The loan credit mark adjustment was reduced from a credit of $3,850,000 to $2,928,000, Other Real Estate adjustment was reduced from a credit of $1,237,000 to $1,000,000, FHLB fair value adjustment was reduced from a credit of $582,000 to $461,000 and fixed assets fair value adjustment was increased from a debit of $1,850,000 to $2,500,000.

•	The Combination Proforma Balance Sheet was amended to report the book value per share, tangible book value per share and tangible book value per fully diluted share. The tangible book value per fully diluted share excludes the core deposit intangible.

Forward Looking Statements

Certain of the statements made in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of Cornerstone, SmartFinancial and their respective management regarding the companies’ strategic directions, prospects, future results and benefits of the merger, are subject to numerous risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which Cornerstone and SmartFinancial operate, governmental regulations, the ability to obtain regulatory and shareholder approval, the possibility that conditions to completion of the merger will not be satisfied, the ability to complete the merger in the expected timeframe, the companies’ competitive environment, cyclical and seasonal fluctuations in their operating results, and other risks.